Exhibit 99.1

12600 Hill Country Blvd. Suite R-100, Austin, Texas 78738 Telephone: (512) 538-2300 Fax: (512) 538-2333 www.shpreit.com

NEWS RELEASE

SUMMIT HOTEL PROPERTIES APPOINTS INDEPENDENT DIRECTOR

Austin, Texas, July 10, 2017 --- Summit Hotel Properties, Inc. (NYSE: INN) ( the “Company”) today announced Ms. Hope Taitz has been appointed to the Company’s Board of Directors, which now includes six members, five of whom are independent, including Ms. Taitz. Ms. Taitz has been appointed to the Nominating and Corporate Governance Committee.

“On behalf of the board of directors and the executive management team, we are thrilled to welcome Hope to our team,” said Dan Hansen, Chairman, President and Chief Executive Officer of Summit Hotel Properties. “Her broad public board experience will be a great addition to our current board”.

Ms. Taitz is currently the CEO of ELY Capital. Ms. Taitz started her investment banking career at Drexel Burnham Lambert before continuing on as a Vice President at The Argosy Group (now part of CIBC). Ms. Taitz transitioned to the buy side as a Managing Director at Crystal Asset Management, before founding her own firm, Catalyst Partners. Ms. Taitz also sits on the boards of Athene Holding Ltd., MidCap Finco Holdings Limited, and ATTN: and previously served on the boards of Apollo Residential Mortgage, Inc., Diamond International Resorts, Inc., as well as Lumenis Ltd. In addition, she is a member of the Undergraduate Executive Board of the Wharton School as well as a member of several non-profits focusing on education and technology. Ms. Taitz graduated with honors from the University of Pennsylvania majoring in economics and concentrating in marketing.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly-traded real estate investment trust focused on owning premium-branded hotels with efficient operating models primarily in the upscale segment of the lodging industry. As of July 10, 2017, the Company’s portfolio consisted of 81 hotels with a total of 11,608 guestrooms located in 24 states.

For additional information, please visit the Company’s website, www.shpreit.com and follow the Company on Twitter at @SummitHotel_INN.

Contact:

Adam Wudel

Vice President – Finance

Summit Hotel Properties, Inc.

(512) 538-2325

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